UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 18, 2011

Prime Estates & Developments, Inc.
(Name of registrant in our charter)

Nevada	333-162597	27 0611758
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS I.D.

200 South Wacker Drive, Suite 3100, Chicago, Illinois,	60606
(Address of principal executive offices)	(Zip Code)

Telephone:  312.674.4529
(address and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01 Entry into a Material Definitive Agreement.

A Joint Venture Agreement ("Agreement") was made and entered into as of the 18th day of August, 2011 by and between “Pelion Exclusive” an individual enterprise of Mr. Eleftherios Kontos, ("Pelion Exclusive") and Prime Estates and Developments, Inc. ("Prime").  The principal terms of the Agreement are as follows:

Services to be Provided by Pelion Exclusive. Pelion Exclusive will actively seek and propose investment opportunities especially in the area of distressed residential and commercial real estate properties for merger and/or acquisition. Pelion Exclusive may also assist Prime in the financing and development of real estate projects. It may also perform property management, asset management and propose possible buyers for the ultimate disposition of the properties. All property mergers and acquisitions, as well as project management, shall be subject to the approval of Prime. Pelion Exclusive hereby agrees that it will cause Mr. Kontos and other key Pelion Exclusive associates to spend a majority of their time on the business of this joint venture. Pelion Exclusive and its associates will do the work they deem necessary to do in order to promote the business of this joint venture. Pelion Exclusive will provide reasonable reports and attend meetings to conduct the business of this joint venture.

Support to be Provided by Prime.

a. Prime & Pelion Exclusive agree that all the costs of the services provided by Pelion Exclusive will be determined on a property by property case. All fees and expenses will be charged on every project-property that the two parties will agree to merge, acquire, lease, manage, sell, etc.

b. Both parties agree that the only compensation concerning this Agreement that Prime will pay to Pelion Exclusive for the consulting services provided will be $15,000 in cash and 46,500 restricted common shares of PMLT. Besides this amount of cash and common shares there will be no other obligation of any kind or type that Prime will have to pay to Pelion Exclusive and/or its associates. Except for the compensation as may be agreed pursuant to this Agreement, this compensation is agreed by both parties to be fair for services provided to Prime from Pelion Exclusive for a period of two (2) years from the date of the signing of this Agreement.

c. For the contribution, if any, of Pelion Exclusive to each project or property that will be acquired, developed, operated, or sold by Prime there will be a new separate agreement that will determine the obligations, the responsibilities, the rights and the returns of each party.

Right of First Refusal. Prime shall have the right of first refusal to acquire any properties that Pelion Exclusive may locate provided the property meets Prime’s buying parameters. Pelion Exclusive shall provide written notice (the "Notice") to Prime with respect to any property that it is being considered for acquisition. The Notice shall provide information with respect to the type, location, financial condition and other material facts relating to the property and/or portfolio that is the subject matter of the property to the best of Pelion Exclusive’s knowledge. The Notice will also provide details as to any compensation to be paid to Pelion Exclusive which will be generated by the acquisition which shall include, but not be limited to, property management fees, asset management fees, acquisition/disposition fees, loan placement fees and any other amounts payable to Pelion Exclusive under the terms of the proposed acquisition. Pelion Exclusive shall provide such other information and/or analysis as Prime may reasonably request. Prime shall have twenty (20) days after receipt of the Notice and related materials within which to notify Pelion Exclusive that Prime is willing to acquire the property or not. If Prime does not notify Pelion Exclusive of its willingness to purchase the property within the Notice Period, then Pelion Exclusive shall be free to enter into an agreement with another party or parties with respect to acquiring the property.

The Agreement contains other terms and conditions.  The entire Agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Exhibits

10.1 Joint Venture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Prime Estates & Developments, Inc.

Date: August 18, 2011	/s/ Panagiotis Drakopoulos
Panagiotis Drakopoulos
Principal Executive Officer